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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:


INVESTOR AND MEDIA CONTACT:
John G. Hundley, Liquidating Trustee
High Speed Access Corp. Liquidating Trust
(502) 657-6340



           HIGH SPEED ACCESS CORP. ANNOUNCES COMPLETE DISSOLUTION AND FINAL LIQUIDATING DISTRIBUTION OF ASSETS FROM LIQUIDATING TRUST

LOUISVILLE, Ky., January 24, 2006 -- High Speed Access Corp. announces its dissolution under Delaware law effective December 5, 2005, and a final liquidating distribution of its remaining assets made on or about December 28, 2005 to its former stockholders by the High Speed Access Corp. Liquidating Trust in the amount of $1,692,160, or $.042 per unit, as follows:

                                                                   DECEMBER 28,
                        ASSETS                                         2005
                                                                  --------------

          Cash                                                    $ 1,695,471.17
          Accounts Payable                                            ($3,311.17)
          Net Assets in Liquidation                               $ 1,692,160.00
          Contingency Reserve                                             ($0.00)
          Net Assets Available for Distribution                   $ 1,692,160.00
          Net Assets in liquidation per share                     $         .042

         Stockholders are urged to consult their tax advisors with respect to the tax consequences of the final liquidating distribution. The Trust believes that its liquidation is a taxable transaction. Upon receipt of the Final Distribution, former stockholders will likely recognize gain equal to the difference between the 4.2 cents per share received in the final distribution and the 2.87 cents per share that was deemed distributed to them on December 31, 2003 when the Company's assets and liabilities were placed into the Trust. The foregoing summary of certain income tax consequences is based on management's analysis and is included for general information only and does not constitute legal or tax advice to any stockholder.